Newmont Reports 76% Increase in Net Income to a Record $2.3 Billion and Record $3.2 Billion of Operating Cash Flow in 2010

This release should be read in conjunction with Newmont's 2010 Form 10-K filed with the Securities and Exchange Commission on February 24, 2011 (available at www.newmont.com).

DENVER, Feb. 24, 2011 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") today announced that net income increased 76% to $2.3 billion ($4.63 per share) in 2010, compared to $1.3 billion ($2.66 per share) in the prior year.  Operating cash flow was a record $3.2 billion for 2010, compared to $2.9 billion in 2009.  Adjusted net income(1) rose 39% to a record $1.9 billion ($3.85 per share) from $1.4 billion ($2.79 per share) in 2009, while the Company's gold operating margin(2) increased by 30% to $737 per ounce in 2010, from $566 per ounce in 2009.

2010 Highlights:

  Attributable gold and copper production of 5.4 million ounces and 327 million pounds, respectively, with gold production slightly higher and copper production approximately 44% higher than in 2009;
  Record revenue of $9.5 billion, an increase of 24% from 2009;
  Average realized gold and copper price of $1,222 per ounce and $3.43 per pound, respectively;
  Gold operating margin increase(3) of 30%, compared with an average realized gold price increase of 25%;
  Consolidated costs applicable to sales for gold and copper of $485 per ounce and $0.80 per pound, respectively; and
  Cash and cash equivalents of more than $4 billion on December 31, 2010.

Q4 2010 Highlights:

  Attributable gold and copper production of 1.4 million ounces and 74 million pounds, respectively;
  Average realized gold and copper price of $1,366 per ounce and $4.52 per pound, respectively; and
  Costs applicable to sales for gold and copper of $512 per ounce and $0.95 per pound, respectively.

"I am pleased to report that we generated record operating cash flow for the second year in a row, with our gold operating margin growing by 30% to $737 per ounce on an average realized gold price of $1,222 in 2010," stated Richard O'Brien, President and CEO.  "As a whole, our operations performed according to our plans, producing 5.4 million attributable ounces of gold in 2010. We continue to advance our Conga Project in Peru, which contains over 6 million attributable ounces of gold and 1.6 billion attributable pounds of copper reserves. Similarly, we continued to advance with our Akyem Project in Ghana, which contains over 7 million attributable ounces of gold reserves. Advancing these two world-class mining projects, as well as continuing our drilling programs at Hope Bay in Canada, remain some of our top priorities in 2011."

Portfolio Wide Operating Results and Outlook

In 2010, the Company reported attributable gold and copper production of 5.4 million ounces and 327 million pounds, respectively, at costs applicable to sales of $485 per ounce, and $0.80 per pound, respectively, on a co-product basis.  Attributable 2010 gold production increased over 2009 levels due to the first full year of production at Boddington and a full year of mining higher grade ore from the bottom of the pit at Batu Hijau.  Costs applicable to sales per gold ounce sold increased 18% over the prior year due to lower production from South America, a full year of higher cost production at Boddington and higher diesel, royalty and waste mining costs, partially offset by higher by-product credits. Costs applicable to sales per copper pound sold increased 25% over the prior year due to higher waste mining at Batu Hijau and a full year of higher cost production at Boddington, partially offset by higher production from Batu Hijau.

2011 attributable gold production is expected to be approximately 5.1 million to 5.3 million ounces, with attributable copper production of 190 to 220 million pounds.  The volume outlook reflects lower expected production at Batu Hijau as it moves into Phase 6 stripping, partially offset by higher production expected at Nevada and Ahafo.  Costs applicable to sales are expected to be between $560 and $590 per ounce due to lower expected production at Batu Hijau, combined with higher expected costs for energy, labor, and contracted services.  Costs applicable to sales are expected to be between $1.25 and $1.50 per pound of copper due to lower production at Batu Hijau.

Regional Operations

North America

Nevada  Attributable gold production was 429,000 ounces in the fourth quarter and 1.7 million ounces in 2010.  Costs applicable to sales were $520 and $565 per ounce for the fourth quarter and 2010, respectively.

Fourth quarter production decreased from the prior year quarter due to lower leach placement at Twin Creeks and Carlin, lower Gold Quarry ore mined as a result of the slope failure in late 2009 and lower mill ore grade due to the completion of mining at Deep Post in December 2009.  Costs applicable to sales per ounce increased from the prior year quarter due to lower production, partially offset by higher by-product credits.

2010 attributable gold ounces decreased 13% due to the completion of underground mining at Deep Post in 2009, lower Gold Quarry ore mined as a result of a slope failure which occurred in December 2009 and lower leach tons placed at Twin Creeks and Carlin, partially offset by increased underground mining at Leeville. Total ore tons mined were 26% lower, primarily due to the Gold Quarry slope failure and the completion of mining at North Lantern in April 2010. Ore placed on leach pads decreased 62% to 4.5 million tons. Costs applicable to sales per ounce increased 11% due to lower production, partially offset by higher by-product credits.

La Herradura  Attributable gold production was 49,000 ounces in the fourth quarter and 174,000 ounces in 2010.  Costs applicable to sales were $434 and $420 per ounce in the fourth quarter and 2010, respectively.

Fourth quarter production increased from the prior year quarter due to higher leach placement.  Costs applicable to sales per ounce increased from the prior year quarter due to higher waste mining costs.

2010 attributable gold ounces produced increased 54% in 2010 from the prior year due to the commencement of commercial production at the Soledad and Dipolos pits in January 2010. Costs applicable to sales per ounce increased 13% due to higher waste tons mined.

2011 attributable gold production in North America is expected to be approximately 2.0 to 2.1 million ounces at costs applicable to sales of approximately $560 to $600 per ounce. Production from Nevada has been impacted by the December 2009 slope failure at Gold Quarry, limiting access to ore originally scheduled to be mined in 2010 and 2011. During 2010, the Company mined through the impacted area and expects to reestablish access to ore in the first half of 2011.

South America

Yanacocha  Attributable gold production was 170,000 ounces in the fourth quarter and 750,000 ounces in 2010.  Costs applicable to sales were $559 and $431 per gold ounce in the fourth quarter and 2010, respectively.

Fourth quarter production decreased from the prior year quarter due to lower leach placement, transitional ore stockpiling at La Quinua and lower mill grade.  Costs applicable to sales per ounce increased from the prior year quarter due to higher waste material mined and higher royalties and lower by-product credits.

2010 attributable gold production decreased 29% from the prior year due to mine sequencing resulting in increased waste mining, lower leach placement, transitional ore stockpiling at La Quinua and lower grade and recovery resulting in lower mill production. Leach tons placed decreased from 136 million tons in 2009, which was a record amount, to 59 million tons in 2010. Costs applicable to sales per ounce increased 39% from the prior year due to higher waste material mined, lower production, higher labor, diesel and maintenance costs, and higher workers' participation and royalty costs as a result of higher gold prices, partially offset by higher by-product credits.

La Zanja  Attributable gold production was 16,000 ounces in the fourth quarter and 21,000 ounces in 2010.  La Zanja achieved commercial production in the third quarter 2010.

2011 attributable gold production in South America is expected to be approximately 715,000-775,000 ounces, primarily due to lower leach production at Yanacocha. Costs applicable to sales are expected to increase in 2011 to approximately $500 to $550 per ounce, primarily due to lower gold production and higher contracted services and supplies.

Asia Pacific

Boddington  Attributable gold production was 206,000 ounces in the fourth quarter and 728,000 ounces in 2010.  Attributable copper production was 15 million pounds in the fourth quarter and 58 million pounds in 2010.  Costs applicable to sales were $624 ($512 on a by-product basis(4)) and $590 ($487 on a by-product basis(4)) per gold ounce and $2.06 and $1.86 per pound of copper, in the fourth quarter and 2010, respectively.

Fourth quarter 2010 production increased from the prior year quarter due to the commencement of commercial production in November 2009.

2010 production at Boddington was in line with revised guidance.  Costs applicable to sales were higher than expected due to lower production and higher mining and mill maintenance costs.

2011 attributable gold production at Boddington is expected to be approximately 750,000-800,000 ounces at costs applicable to sales of approximately $580 to $620 per ounce on a co-product basis. Lower than expected gold production at Boddington is primarily attributable to lower gold ore grade and lower expected mill throughput, while higher operating costs are expected to result from lower than expected production volumes, higher mining costs, as well as higher contracted services and supplies. We continue to review our ore grade and processing models to identify opportunities to optimize and improve our future production and operating costs at Boddington.

Batu Hijau  Attributable gold production was 88,000 ounces in the fourth quarter and 364,000 ounces in 2010. Attributable copper production was 59 million pounds in the fourth quarter and 269 million pounds in 2010.  Costs applicable to sales were $243 and $237 per gold ounce and $0.81 and $0.69 per pound of copper on a co-product basis in the fourth quarter and 2010, respectively.

Fourth quarter copper production decreased from the prior year quarter due to lower mill throughput.  Gold production increased from the prior year quarter due to unseasonably dry weather and continued mining in the bottom of Phase 5, resulting in higher gold grades which offset the lower mill throughput.  Costs applicable to sales per ounce and per pound increased from the prior year quarter due to higher waste mining and milling costs, including higher labor costs.

2010 attributable copper and gold production increased 10% and 32%, respectively, in 2010 over the prior year due to higher grade and mill throughput as a result of mining at the bottom of Phase 5 and processing softer ore, partially offset by lower recovery. Unseasonably dry weather permitted additional mining in the bottom of Phase 5 during the fourth quarter. Beginning in 2011, we expect to process stockpiled ore until Phase 6 ore becomes the primary mill feed commencing in late 2013. Costs applicable to sales increased 11% per pound and per ounce due to higher waste mining, labor and diesel costs.

2011 attributable gold production for Batu Hijau is expected to be approximately 110,000-140,000 ounces, at costs applicable to sales of between $400 and $440 per ounce, while attributable copper production is expected to be approximately 120 to 140 million pounds, at costs applicable to sales of between $1.10 and $1.30 per pound.  The decrease from 2010 production levels is primarily due to the processing of stockpiles as Phase 6 stripping continues.

Other Australia/New Zealand  Attributable gold production was 259,000 ounces in the fourth quarter and 1.1 million ounces in 2010. Costs applicable to sales were $554 and $546 per ounce in the fourth quarter and 2010, respectively.

Fourth quarter production decreased from the prior year quarter due to lower mill grade at Jundee and Kalgoorlie, partially offset by higher throughput at Tanami.  Costs applicable to sales per ounce increased from the prior year quarter due to lower production and a stronger Australian dollar.

2010 attributable gold production decreased 7% due to lower mill grade at Jundee and Waihi and lower mill grade and throughput at Tanami, partially offset by higher grade, throughput and recovery at Kalgoorlie. Costs applicable to sales per ounce increased 9% due to lower production and a stronger Australian dollar.

2011 attributable production for the Asia Pacific region is expected to be approximately 1.9 to 2.0 million ounces, primarily as a result of lower production at Batu Hijau. Costs applicable to sales are expected to increase to approximately $600 to $675 per ounce in 2011, primarily driven by lower Batu Hijau production. We expect attributable copper production for the Asia Pacific region of approximately 190 to 220 million pounds at costs applicable to sales of approximately $1.25 to $1.50 per pound in 2011.

Africa

Attributable gold production was 137,000 and 545,000 ounces, respectively, during the fourth quarter and 2010.  Costs applicable to sales were $433 and $450 per ounce for the fourth quarter and 2010, respectively,.

Fourth quarter production increased from the prior year quarter due to higher mill grade.   Costs applicable to sales per ounce decreased from the prior year quarter due to higher production, partially offset by higher labor, power and royalty costs.

2010 attributable gold production increased due to higher grade ore mined at Apensu in 2010 and the commencement of production at Amoma in October 2010. Costs applicable to sales per ounce increased slightly due to higher labor, power, diesel and royalty costs, partially offset by higher production.

2011 attributable gold production for the Africa operations is expected to be approximately 550,000 to 590,000 ounces due to mining higher ore grade. Costs applicable to sales of approximately $485 to $535 per ounce are expected for 2011, primarily as a result of higher energy prices and higher labor and royalty costs.

Capital Update

Consolidated capital expenditures were $1.4 billion in 2010, down from $1.8 billion in 2009, due to the completion of construction at Boddington.  Approximately $319 million was spent on major projects in 2010, with the balance largely attributed to sustaining capital.  The Company currently plans to spend $2.1 to $2.5 billion in attributable capital expenditures in 2011, or $2.7 to $3.0 billion on a consolidated basis.  Approximately 40% of 2011 consolidated capital expenditures are expected to be related to major project initiatives, including further development of the Akyem project in Ghana, the Conga project in Peru, Hope Bay in Canada, and the Nevada project portfolio, while the remaining 60% is expected to be for growth and sustaining capital.

2011 Outlook(5)--Our current outlook for 2011 is as follows:
	2011 Outlook	2011 Outlook	2011 Outlook	2011 Outlook
Region	Attributable Production	Consolidated CAS	Consolidated Capital	Attributable Capital
	(Kozs, Mlbs)	($/oz, $/lb)	Expenditures	Expenditures
Nevada	1,800 - 1,900	$565 - $615	$460 - $520	$460 - $520
La Herradura	180 - 200	$480 - $510	$70 - $80	$70 - $80
Hope Bay	-	-	$70 - $100	$70 - $100
North America	1,980 - 2,100	$560 - $600	$600 - $700	$600 - $700
Yanacocha	675 - 725	$500 - $550	$310 - $400	$160 - $200
La Zanja	40 - 50	n/a	-	-
Conga	-	-	$550 - $700	$300 - $360
South America	715 - 775	$500 - $550	$900 - $1,100	$460 - $560
Boddington – Gold [a]	750 - 800	$580 - $620	$210 - $255	$210 - $255
Other Australia/NZ	1,000 - 1,050	$700 - $770	$230 - $265	$230 - $265
Batu Hijau – Gold [b]	110 - 140	$400 - $440	$210 - $230	$95 - $110
Asia Pacific	1,860 - 1,990	$600 - $675	$650 - $750	$535 - $595
Ahafo	550 - 590	$485 - $535	$175 - $200	$175 - $200
Akyem	-		$300 - $375	$300 - $375
Africa	550 - 590	$485 - $535	$450 - $545	$450 - $545
Corporate/Other			$30 - $40	$30 - $40
Total Gold	5,100 - 5,300	$560 - $590	$2,700 - $3,000	$2,100 - $2,500
Boddington – Copper [a]	70 - 80	$1.80 - $2.20	-	-
Batu Hijau – Copper [b]	120 - 140	$1.10 - $1.30	-	-
Total Copper	190 - 220	$1.25 - $1.50
[a] Boddington shown on a co-product basis.
[b] Assumes Batu Hijau economic interest of 48.5% for 2011

Description	2011 Outlook Consolidated Expenses
($M)
General & Administrative	$190 - $200
Interest Expense	$235 - $245
DD&A	$1,025 - $1,035
Exploration Expense	$335 - $345
Advanced Projects & R&D	$405 - $415
Tax Rate	28% - 32%
Assumptions
Gold Price ($/ounce)	$1,300
Copper Price ($/pound)	$4.00
Oil Price ($/barrel)	$90
Australian Dollar Exchange Rate	0.95

(1)	See reconciliation to GAAP net income on page 12.
(2)	Gold operating margin calculated as average realized gold price per ounce, less gold cost applicable to sales per ounce.
(3)	Growth in gold operating margin calculated as the percentage change in gold operating margin per ounce year over year
(4)	See by-product reconciliation on page 13.
(5)

Outlook referenced in the table above and elsewhere in this release is based upon management's good faith estimates as of February 24, 2011 and are considered "forward-looking statements."   References to outlook guidance are based on current mine plans, assumptions noted above and current geotechnical, metallurgical, hydrological and other physical conditions, which are subject to risk and uncertainty as discussed in the "Cautionary Statement" on page 14.

Statements of Consolidated Income

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in millions, except per share)
	(unaudited)		(audited)
Sales	$2,548	$2,518	$9,540	$7,705

Costs and expenses
Costs applicable to sales (1)	877	836	3,484	3,008
Amortization	248	240	945	806
Reclamation and remediation	21	25	65	59
Exploration	55	40	218	187
Advanced projects, research and development	67	35	216	135
General and administrative	45	41	178	159
Write-down of property, plant and mine development	1	3	6	7
Other expense, net	66	112	261	358
	1,380	1,332	5,373	4,719
Other income (expense)
Other income, net	12	45	109	88
Interest expense, net	(69)	(55)	(279)	(120)
	(57)	(10)	(170)	(32)
Income from continuing operations before income tax and
other items	1,111	1,176	3,997	2,954
Income and mining tax expense	(71)	(307)	(856)	(829)
Equity income (loss) of affiliates	10	(2)	3	(16)
Income from continuing operations	1,050	867	3,144	2,109
Income (loss) from discontinued operations	(28)	(2)	(28)	(16)
Net income	1,022	865	3,116	2,093
Net income attributable to noncontrolling interests	(210)	(307)	(839)	(796)
Net income attributable to Newmont stockholders	$812	$558	$2,277	$1,297

Net income attributable to Newmont stockholders:
Continuing operations	840	560	$2,305	$1,308
Discontinued operations	(28)	(2)	(28)	(11)
	812	558	$2,277	$1,297
Income per common share
Basic:
Continuing operations	$1.71	$1.14	$4.69	$2.68
Discontinued operations	(0.06)	-	(0.06)	(0.02)
	$1.65	$1.14	$4.63	$2.66
Diluted:
Continuing operations	$1.67	$1.13	$4.61	$2.68
Discontinued operations	(0.06)	-	(0.06)	(0.02)
	$1.61	$1.13	$4.55	$2.66

Cash dividends declared per common share			$0.50	$0.40

Statements of Consolidated Cash Flow
	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
	(in millions)
	(unaudited)		(audited)
Operating activities:
Net income	$1,022	$865	$3,116	$2,093
Adjustments:
Amortization	248	240	945	806
Stock based compensation and other benefits	16	13	70	57
Reclamation and remediation	21	25	65	59
Revaluation of contingent consideration	2	23	2	23
Loss (Income) from discontinued operations	28	2	28	16
Write-down of property, plant and mine development	1	4	6	7
Impairment of marketable securities	1	-	1	6
Deferred income taxes	(328)	(6)	(380)	1
Gain on asset sales, net	(10)	(21)	(64)	(24)
Other operating adjustments and write-downs	12	23	145	97
Net change in operating assets and liabilities	(168)	(200)	(754)	(227)
Net cash provided from continuing operations	845	968	3,180	2,914
Net cash provided from (used in) discontinued operations	-	30	(13)	33
Net cash provided from operations	845	998	3,167	2,947
Investing activities:
Additions to property, plant and mine development	(430)	(455)	(1,402)	(1,769)
Acquisitions, net	(2)	(241)	(4)	(1,007)
Proceeds from sale of marketable debt and equity securities	2	7	3	17
Purchases of marketable debt and equity securities	(19)	(5)	(28)	(5)
Proceeds from sale of other assets	3	15	56	18
Other	29	(14)	(44)	(35)
Net cash used in investing activities	(417)	(693)	(1,419)	(2,781)
Financing activities:
Proceeds from debt, net	-	(3)	-	4,299
Repayment of debt	(156)	(127)	(430)	(2,731)
Proceeds from stock issuance, net	4	30	60	1,278
Sale of subsidiary shares to noncontrolling interests	-	638	229	638
Acquisition of subsidiary shares from noncontrolling interests	(1)	(287)	(110)	(287)
Dividends paid to noncontrolling interests	(102)	(279)	(462)	(394)
Dividends paid to common stockholders	(74)	(49)	(246)	(196)
Change in restricted cash and other	(2)	(40)	44	(35)
Net cash provided from (used in) financing activities of continuing operations	(331)	(117)	(915)	2,572
Net cash used in financing activities of discontinued operations	-	-	-	(2)
Net cash provided from (used in) financing activities	(331)	(117)	(915)	2,570
Effect of exchange rate changes on cash	8	5	8	44
Net change in cash and cash equivalents	105	193	841	2,780
Cash and cash equivalents at beginning of period	3,951	3,022	3,215	435
Cash and cash equivalents at end of period	$4,056	$3,215	$4,056	$3,215

Consolidated Balance Sheets
	At December 31,	At December 31,
	2010	2009
	(in millions)
ASSETS
Cash and cash equivalents	$4,056	$3,215
Trade receivables	582	438
Accounts receivable	88	102
Investments	113	56
Inventories	658	493
Stockpiles and ore on leach pads	617	403
Deferred income tax assets	177	215
Other current assets	962	900
Current assets	7,253	5,822
Property, plant and mine development, net	12,907	12,370
Investment	1,568	1,186
Stockpiles and ore on leach pads	1,757	1,502
Deferred income tax assets	1,437	937
Other long-term assets	741	482
Total assets	$25,663	$22,299
LIABILITIES
Debt	$259	$157
Accounts payable	427	396
Employee-related benefits	288	250
Income and mining taxes	355	200
Other current liabilities	1,418	1,317
Current liabilities	2,747	2,320
Debt	4,182	4,652
Reclamation and remediation liabilities	984	805
Deferred income tax liabilities	1,488	1,341
Employee-related benefits	325	381
Other long-term liabilities	221	187
Total liabilities	9,947	9,686
EQUITY
Common stock	778	770
Additional paid-in capital	8,279	8,158
Accumulated other comprehensive income	1,108	626
Retained earnings	3,180	1,149
Newmont stockholders' equity	13,345	10,703
Noncontrolling interests	2,371	1,910
Total equity	15,716	12,613
Total liabilities and equity	$25,663	$22,299

Production Statistics
	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Gold
Consolidated ounces produced (thousands):
North America
Nevada	429	565	1,735	1,986
La Herradura	49	34	174	113
	478	599	1,909	2,099
South America
Yanacocha	331	499	1,462	2,058

Asia Pacific
Boddington	206	118	728	122
Batu Hijau	183	173	737	560
Kalgoorlie	89	96	377	337
Jundee	68	107	335	411
Tanami	67	54	250	289
Waihi	30	32	108	113
	643	580	2,535	1,832
Africa
Ahafo	137	123	545	532
	1,589	1,801	6,451	6,521

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	15	9	58	10
Batu Hijau	122	158	542	494
	137	167	600	504

Gold
Attributable ounces produced (thousands):
North America
Nevada	429	565	1,735	1,986
La Herradura	49	34	174	113
	478	599	1,909	2,099
South America
Yanacocha	170	256	750	1,057
Other South America attributable interests	16	-	21	-
	186	256	771	1,057

Asia Pacific
Boddington	206	118	728	122
Batu Hijau	88	71	364	245
Kalgoorlie	89	96	377	337
Jundee	68	107	335	411
Tanami	67	54	250	289
Waihi	30	32	108	113
Other Asia Pacific attributable interests	5	-	5	-
	553	478	2,167	1,517
Africa
Ahafo	137	123	545	532
	1,354	1,456	5,392	5,205

Discontinued Operations
Kori Kollo	-	-	-	32
	1,354	1,456	5,392	5,237

Copper
Attributable pounds produced (millions):
Asia Pacific
Boddington	15	9	58	10
Batu Hijau	59	66	269	217
	74	75	327	227

CAS and Capital Expenditures
	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Gold
Costs Applicable to Sales ($/ounce) (1)
North America
Nevada	$ 520	$ 476	$ 565	$ 509
La Herradura	434	351	420	372
	511	469	551	501
South America
Yanacocha	559	303	431	310

Asia Pacific
Boddington	624	468	590	468
Batu Hijau	243	175	237	214
Kalgoorlie	607	609	558	624
Jundee	412	306	393	331
Tanami	630	792	689	599
Waihi	560	540	647	481
	505	408	474	410
Africa
Ahafo	433	506	450	444
Average	$ 512	$ 406	$ 485	$ 411

Copper
Costs Applicable to Sales ($/pound) (1)
Asia Pacific
Boddington	$ 2.06	$ 1.77	$ 1.86	$ 1.77
Batu Hijau	0.81	0.58	0.69	0.62
Average	$ 0.95	$ 0.64	$ 0.80	$ 0.64

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Consolidated Capital Expenditures ($ million)
North America
Nevada	$ 98	$ 51	$ 298	$ 205
Hope Bay	27	1	115	5
La Herradura	8	20	41	54
	133	72	454	264
South America
Yanacocha	58	41	167	119
Conga	48	11	134	27
	106	52	301	146

Asia Pacific
Boddington	40	132	146	1,093
Batu Hijau	19	14	67	44
Kalgoorlie	11	5	25	11
Jundee	14	8	44	29
Tanami	35	32	94	74
Waihi	5	2	13	8
Other Asia Pacific	6	1	17	3
	130	194	406	1,262
Africa
Ahafo	29	33	109	75
Akyem	21	6	70	10
	50	39	179	85
Corporate and Other	11	4	34	16
Total - Accrual Basis	430	361	1,374	1,773

Change in Capital Accrual	-	94	28	(4)

Total - Cash Basis	$ 430	$ 455	$ 1,402	$ 1,769

(1) Excludes Amortization and Reclamation and remediation.

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management of the Company uses the non-GAAP financial measure Adjusted net income to evaluate the Company's operating performance, and for planning and forecasting future business operations.  The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill.  Management's determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to adjusted net income as follows:

	Three months ended		Years ended
	December 31,		December 31,
(in millions except per share, after-tax)	2010	2009	2010	2009
GAAP Net income (1)	$ 812	$ 558	$ 2,277	$ 1,297
Income tax planning and other, net	(264)	-	(391)	-
Net gain on asset sales	(4)	(14)	(39)	(16)
PTNNT community contribution	-	-	13	-
Impairment of assets	1	-	4	8
Boddington acquisition costs	-	-	-	44
Boddington contingent consideration	1	15	1	15
Loss from discontinued operations (1)	28	2	28	11
Adjusted net income	$ 574	$ 561	$ 1,893	$ 1,359
Adjusted net income per share, basic	$ 1.16	$ 1.14	$ 3.85	$ 2.79

(1) Attributable to Newmont stockholders.

Reconciliation of Co-Product Costs Applicable to Sales to By-Product Costs Applicable to Sales

Sales and Costs applicable to sales for Boddington are presented in the Condensed Consolidated Financial Statements for both gold and copper due to the significant portion of copper production (approximately 15-20% of revenue based on the latest life-of-mine plan and metal price assumptions). The co-product method allocates costs applicable to sales to each metal based on specifically identifiable costs where applicable and on a relative proportion of sales values for other costs. Management also assesses the performance of the Boddington mine on a by-product basis due to the majority of sales being derived from gold and to determine contingent consideration payments to AngloGold. The by-product method deducts copper sales from costs applicable to sales as shown in the following table:

	Three months ended December 31, 2010		Years ended December 31, 2010
	Boddington	Consolidated	Boddington	Consolidated
($ millions)
Co-product costs applicable to sales - gold	$ 117	$ 777	$ 400	$ 3,055

Less copper margin:
Sales - copper	45	475	162	1,848
Costs applicable to sales - copper	(24)	(100)	(93)	(429)
Copper margin	21	375	69	1,419

By-product costs applicable to sales - gold	$ 96	$ 402	$ 331	$ 1,636

Costs applicable to sales - gold (per ounce)
Co-product	$ 624	$ 512	$ 590	$ 485
By-product	$ 512	$ 265	$ 487	$ 260

Gold ounces sold (thousands)	187	1,518	679	6,296

To view complete financial disclosure, including regional mine statistics, Results of Consolidated Operations, Liquidity and Capital Resources, Management's Discussion & Analysis, the Form 10-K, and a complete outline of the 2011 Operating and Financial guidance by region, please see www.newmont.com.

The Company's fourth quarter and 2010 earnings and exploration update conference call and web cast presentation will be held on Thursday, February 24, 2011 beginning at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time).

To participate:

Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7119
Leader	John Seaberg
Passcode	Newmont
Replay Number	800.879.5507
Intl Replay Number	203.369.3989
Replay Passcode	2011

The conference call also will be simultaneously carried on our web site at www.newmont.com under Investor Relations/Presentations and will be archived there for a limited time.

Cautionary Statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws.  Such forward-looking statements may include, without limitation: (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future capital expenditures; and (iv) expectations regarding the development, growth and exploration potential of the Company’s projects, including, without limitation, Deep Post, Gold Quarry, Twin Creeks, Carlin, North Lantern, La Herradura, Yanacocha, La Zanja, Boddington, Batu Hijau, Jundee, Kalgoorlie, Waihi, Tanami, Apensu, Amoma, Akyem, Conga and Hope Bay.  Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect.  Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”.  Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes.  For a more detailed discussion of such risks and other factors, see the Company’s 2010 Annual Report on Form 10-K, filed on February 24, 2011, with the Securities and Exchange Commission, as well as the Company’s other SEC filings.  The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.  Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

CONTACT:  Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com, or Investors John Seaberg, +1-303-837-5743, john.seaberg@newmont.com, or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com, or Monica Brisnehan, +1-303-837-5836, monica.brisnehan@newmont.com, all of Newmont Mining Corporation